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                                                                    EXHIBIT 21.1

                              Subsidiaries of RMSI



            Company                          Jurisdiction of Organization
            -------                          ----------------------------

Marketing Specialists Sales Company                      Texas

Bromar, Inc.                                           California

Brokerage Services, Inc.                               California

Atlas Marketing Company, Inc.                        North Carolina

Century Food Brokers of Hickory, Inc.                North Carolina

East Coast Food Brokerage, Inc.                      North Carolina

Ultimate Food Sales, Inc.                            North Carolina

Cumberland Food Brokers, Inc.                        North Carolina

Meatmaster Brokerage, Inc.                           North Carolina